Exhibit 99.1

NEWS ANNOUNCEMENT

Conference call:	Today – March 14 at 12:00 p.m. ET

Webcast / Replay URL:	http://www.strong-world.com (Investor Relations section)
The replay will be available on the Internet for 90 days.

Dial-in number:	877-941-0844; conference ID 4671381 or “Ballantyne Strong”

Ballantyne Reports Financial Results for Fourth Quarter of 2013

OMAHA, Nebraska (March 14, 2014) Ballantyne Strong, Inc. (NYSE MKT: BTN), a diversified provider of digital technology services, products and solutions, today reported financial results for the fourth quarter ended December 31, 2013.

Net revenues were $32.7 million in the fourth quarter of 2013, compared with $39.1 million in the same period of the prior year. Net loss totaled $1.7 million, or ($0.12) per share, in the fourth quarter of 2013, compared with net income of $1.6 million, or $0.11 per diluted share, in the same period of the prior year.

The financial results for the fourth quarter of 2013 include the following items:

●	Acquisition, transition, and severance costs of $1.8 million related to the integration of Convergent Media Systems
●	Purchase accounting adjustments of $0.2 million associated with the acquisition of Convergent Media Systems
●	An income tax charge of $1.0 million related to a change in position with regards to reinvestment of cash in our Canadian operations

Excluding these costs, the Company generated net income of $0.6 million, or $0.04 per diluted share, in the fourth quarter of 2013.

Gary L. Cavey, President and CEO of Ballantyne Strong, commented, “We had a strong finish to 2013 driven by several large orders for digital projectors in our international markets. While the digital conversion cycle is largely complete, we expect the cinema market to continue to be a source of revenues driven by future product upgrade cycles, ongoing parts and replacement orders, and the development of additional managed services relationships with our theatre customers.

“We have made good progress with the integration of Convergent Media Systems. We are in the process of strengthening Convergent’s business development capabilities including adding more experienced sales people in our targeted vertical markets and bringing on a new VP of sales and marketing. The sales cycle is very long for digital media projects and it will take some time to build our sales pipeline, but we are excited about the long-term growth opportunities in this business.

“We continue to look for new product opportunities that will enable us to leverage our existing infrastructure. With this strategy in mind, we have finalized an agreement with VIASS (Video Intelligence as a Service) to become a value-added reseller of cloud-based video security solutions. We believe the installation of video security solutions will create additional maintenance and monitoring contract opportunities for our Network Operations Centers. We anticipate that this new product line will become a meaningful contributor to our revenue mix during the second half of 2014,” said Mr. Cavey.

Corporate Reorganization

Following the acquisition of Convergent Media Systems, Ballantyne Strong reorganized the Company into the following two segments in order to enhance efficiencies and better focus on growth opportunities:

Managed Services: Consisting of the Company’s digital technology services and solutions businesses.

Systems Integration: Consisting of the Company’s full range of product solutions for the theatre exhibition industry, video-based security products, and specialty lighting solutions.

All historical financial data has been restated to reflect the new segments.

Q4 2013 Financial Summary

Managed Services revenues were $10.6 million in the fourth quarter of 2013, compared with $3.9 million in the same period of the prior year. The increase is attributable to the acquisition of Convergent Media Systems, which offset the decline in installation revenue associated with the shift to digital equipment winding down.

Systems Integration revenues were $22.1 million in the fourth quarter of 2013, compared with $35.2 million in the same period of the prior year. The decline is primarily attributable to the continued softening in demand as the cinema industry’s shift to a digital equipment platform winds down.

Consolidated gross profit was $4.9 million in the fourth quarter of 2013, compared with $6.2 million in the same quarter of the prior year. Gross margin was 15.0% in the fourth quarter of 2013, compared with 15.8% in the same quarter of the prior year. The decline in gross margin was primarily attributable to lower sales volumes in the Systems Integration segment.

Selling, general and administrative expenses (SG&A) were $6.7 million in the fourth quarter of 2013, compared with $4.0 million in the same quarter of the prior year. SG&A in the fourth quarter of 2013 included $1.5 million in severance expense and $0.3 million in acquisition and transition costs related to Convergent. Excluding these expenses, the remainder of the increase in SG&A was attributable to the addition of Convergent’s operations.

Income tax expense was $0.3 million for the fourth quarter of 2013. The Company reviewed the cash reinvestment policy and concluded that $12.0 million of the cash available in Canada would no longer be considered permanently reinvested, which resulted in additional income tax expense of $1.0 million. The cash will be distributed when needed for working capital purposes and future acquisition activities within the United States.

Full Year 2013 Results

Net revenues were $103.6 million for the full year 2013, compared with $169.1 million during 2012. Gross profit amounted to $16.8 million, or 16.3% of net revenues, compared to gross profit of $22.6 million, or 13.4% of net revenues in the prior-year period. Net earnings for the full year 2013 were $0.2 million, or $0.01 per diluted share, compared to net earnings of $5.5 million, or $0.39 per diluted share, in 2012. The full year results included $2.1 million of costs attributable to acquisition, transition, and severance costs and purchase accounting adjustments. Excluding these costs, the Company had net income of $2.6 million, or $0.19 per diluted share.

Balance Sheet and Cash Flow Update

Ballantyne’s cash and cash equivalents balance at December 31, 2013 was $28.8 million, an increase from $26.3 million at the end of the prior quarter. The increase in cash and cash equivalents balance is due to the strong sales volume in the fourth quarter driving collections on accounts receivable and lower inventory, along with an increase in payables due to timing of purchases.

For the full year 2013, the Company generated $8.5 million in cash flow from operations.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong designs, integrates, and installs technology solutions for a broad range of applications; develops and delivers out-of-home messaging, advertising and communications; manufactures projection screens and lighting products; and provides managed services including monitoring of networked equipment. The Company focuses on serving the retail, financial, government and cinema markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:

Mary A. Carstens	Tricia Ross
Chief Financial Officer	Financial Profiles
402/453-4444	916/939-7285 or tross@finprofiles.com

-tables follow-

 Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2013 and 2012

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net revenues	$32,745	$39,097	$103,610	$169,084
Cost of revenues	27,831	32,921	86,765	146,490
Gross profit	4,915	6,176	16,845	22,594
Selling and administrative expenses:
Selling	1,379	1,062	3,965	4,467
Administrative	5,295	2,909	12,773	11,456
Total selling and administrative expenses	6,675	3,971	16,738	15,923
Gain (loss) on the sale/disposal/transfer of assets	(16)	(29)	(8)	1,332
Income from operations	(1,776)	2,176	99	8,003
Net interest income (expense)	181	(2)	350	(33)
Equity income (loss) of joint venture	92	9	(25)	10
Other income (expense), net	64	(39)	527	170
Income (loss) before income taxes	(1,439)	2,144	951	8,150
Income tax expense	(286)	(584)	(788)	(2,608)
Net earnings (loss)	$(1,725)	$1,560	$163	$5,542
Basic earnings (loss) per share	$(0.12)	$0.11	$0.01	$0.39
Diluted earnings (loss) per share	$(0.12)	$0.11	$0.01	$0.39

Weighted average shares outstanding:
Basic	14,009	13,966	13,999	14,038
Diluted	14,009	14,015	14,031	14,115

Ballantyne Strong, Inc. and Subsidiaries
Consolidated Balance Sheets
($ and shares in thousands except par values)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$28,791	$40,168
Accounts receivable (less allowance for doubtful accounts of $703 in 2013 and $487 in 2012)	20,047	26,227
Inventories, net	15,185	10,971
Recoverable income taxes	2,207	2,069
Deferred income taxes	2,264	1,724
Other current assets	3,609	2,948
Total current assets	72,103	84,107
Property, plant and equipment, net	14,721	11,105
Intangible assets, net	895	105
Goodwill	1,123	—
Notes receivable	2,497	2,232
Deferred income taxes	1,393	1,936
Other assets	2,712	61
Total assets	$95,444	$99,546
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,844	$16,646
Accrued expenses	6,236	5,313
Customer deposits/deferred revenue	3,474	5,251
Income tax payable	888	—
Total current liabilities	23,442	27,210
Deferred revenue	3,008	3,302
Deferred income taxes	790	580
Other accrued expenses, net of current portion	1,748	1,538
Total liabilities	28,988	32,630
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,869 and 16,782 shares at December 31, 2013 and December 31, 2012, respectively; 14,139 and 14,051 shares outstanding at December 31, 2013 and 2012, respectively	167	167
Additional paid-in capital	38,231	37,770
Accumulated other comprehensive income (loss):
Foreign currency translation	(959)	269
Postretirement benefit obligation	190	46
Retained earnings	47,066	46,903
	84,695	85,155
Less 2,731 of common shares in treasury, at December 31, 2013 and 2012, respectively, at cost	(18,239)	(18,239)
Total stockholders’ equity	66,456	66,916
Total liabilities and stockholders’ equity	$95,444	$99,546

Ballantyne Strong, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2013	2012	2011

Cash flows from operating activities:
Net earnings	$163	$5,542	$10,347
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for doubtful accounts	273	626	(14)
Provision for obsolete inventory	(111)	(350)	(216)
Provision for warranty	430	538	418
Depreciation and amortization	1,511	1,268	1,757
Equity in (income) loss of joint venture	25	(10)	189
(Gain) loss on forward contracts	380	(145)	306
(Gain) loss on disposal or transfer of assets	8	(1,332)	(11)
Deferred income taxes	1,339	71	(1,211)
Share-based compensation expense	461	393	373
Excess tax benefits from share-based arrangements	—	—	(359)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts, unbilled and notes receivable	8,932	6,402	(12,009)
Inventories	689	4,265	13,684
Other current assets	1,826	2,605	(2,761)
Accounts payable	(4,813)	(15,534)	1,418
Accrued expenses	(235)	572	197
Customer deposits/deferred revenue	(3,327)	(88)	5,774
Current income taxes	685	(5,382)	2,133
Other assets	268	130	37
Net cash (used in) provided by operating activities	8,504	(429)	20,052
Cash flows from investing activities:
Purchase of businesses, net of cash acquired	(18,810)	—	—
Distribution from joint venture	—	2,509	—
Capital expenditures	(529)	(2,541)	(2,886)
Proceeds from sales of assets	5	3,334	88
Net cash provided by (used in) investing activities	(19,334)	3,302	(2,798)
Cash flows from financing activities:
Purchase of treasury stock	—	(2,756)	—
Proceeds from employee stock purchase plan	4	8	25
Proceeds from exercise of stock options	—	—	178
Excess tax benefits from share-based arrangements	16	2	359
Net cash (used in) provided by financing activities	20	(2,746)	562
Effect of exchange rate changes on cash and cash equivalents	(567)	152	(177)
Net increase (decrease) in cash and cash equivalents	(11,377)	279	17,639
Cash and cash equivalents at beginning of year	40,168	39,889	22,250
Cash and cash equivalents at end of year	$28,791	$40,168	$39,889
Supplemental disclosure of cash paid for:
Interest	$27	$22	$36
Income Taxes	$961	$4,469	$4,233

Supplemental disclosure of non-cash activities:
Common stock exchanged for stock options	$—	$—	$100

# # #

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS Reconciliation

Adjusted net income and adjusted EPS are non-GAAP measures. The Company believes these measures provide a useful indication of profitability and basis for assessing the operations of the Company without the impact of merger and acquisition related costs, reorganization costs and tax charges for changes in reinvestment positions.

Adjusted net income should not be considered in isolation or as a substitute for net income or other profitability metrics prepared in accordance with GAAP. Adjusted net income, as presented, may not be comparable to similarly titled measures of other companies.

Set forth below is a reconciliation of adjusted net income to net income. There were no similar items noted during 2012.

Unaudited, in thousands except per share
Three months ended December 31, 2013
Net Income	$(1,725)
Severance costs	1,460
Acquisition costs	165
Transitional costs	159
Amortization of inventory markup	164
Amortization of deferred revenue haircut	50
Pre-tax total	1,998
Income tax expense on adjustments	(729)
Income tax on change in reinvestment position	1,038
Adjusted net income	$582
Diluted shares outstanding	14,042
Adjusted EPS-diluted	$0.04

Twelve months ended December 31, 2013
Net Income	$163
Severance costs	1,460
Acquisition costs	359
Transitional costs	159
Amortization of inventory markup	164
Amortization of deferred revenue haircut	50
Pre-tax total	2,192
Income tax expense on adjustments	(792)
Income tax on change in reinvestment position	1,038
Adjusted net income	$2,601
Diluted shares outstanding	14,031
Adjusted EPS-diluted	$0.19